                                                                     PaineWebber


Contact:
Jerome B. Johnston                                 Jeffrey Z. Taufield
PaineWebber Incorporated                           Kekst and Company
1200 Harbor Boulevard                              437 Madison Avenue
Weehawken, NJ 07087                                New York, NY 10022
201 902-6718                                       212 593-2655

                                                                    News Release

                                                           FOR IMMEDIATE RELEASE

                  PAINEWEBBER REPORTS SECOND QUARTER RESULTS

  -Net Earnings of $0.12 Per Share Before Non-Recurring Mutual Fund Charge-
                   -Fully Diluted Loss Per Share of $0.35-


NEW YORK, July 22, 1994 -- Paine Webber Group Inc. today reported results for the second quarter of 1994.

For the quarter:

       o Net earnings before a previously announced charge for the Short-Term U.S. Government Income Fund were $9.1 million or $0.12 per fully diluted share.

       o Net loss, including the one-time charge, was $25.1 million or $0.35 per fully diluted share, compared to net earnings of $59.3 million or $0.69 per fully diluted share a year ago.

       o Net results in the quarter include a non-recurring after-tax charge of approximately $34 million related to the Short-Term U.S. Government Income Fund.

       o Revenues, including net interest, decreased 15.7% to $579.0 million from the prior year quarter of $686.5 million.

For the six-month period:

       o Net earnings, excluding the one-time charge, were $64.8 million or $0.83 on a fully diluted per share basis. Net earnings, including the charge, were $30.6 million or $0.41 per fully diluted share versus $130.2 million or $1.53 for the first six months of 1993.

       o Revenues, including net interest, were $1,331.0 million, 4% lower than the $1,383.2 million reported in the first six months of 1993.

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Donald B. Marron, PaineWebber's chairman and chief executive officer, said: "While this was a difficult quarter as our results were burdened by both the non-recurring mutual fund charge and reduced activity amongst our institutional and retail customers, we are pleased that virtually all our businesses generated positive operating results. To meet the challenges of this significantly changed environment, we have adjusted inventory levels, implemented a program to reduce discretionary spending and continued our strategic investments in recruiting producers and in technology."

Mr. Marron added, "In spite of the difficulty of this period, we believe our key strategies continue to serve us well. We have a strong, liquid balance sheet, a solid recurring fee base, and a diversified group of businesses."

Discussing the details of the quarter, Mr. Marron noted the following:

          o Retail Sales and Marketing's profitability and success in gathering client assets continued despite a 14% decrease in revenues from the first quarter of 1994. Assets under control rose 8% from a year ago to $138.5 billion as of June 30, 1994. In addition, the number of investment executives totaled 5,500 at the end of the quarter, 300 more than last year.

          o Institutional Sales and Trading's equity sales revenues were strong though lower than last year.
            Fixed income results were affected by the difficult market environment, particularly in the mortgage business.

          o Investment Banking was profitable, although revenues declined 39% from a year ago due to lower levels of corporate and municipal offerings. In the current quarter, the firm managed or co-managed:

                        o 206 municipal offerings raising
                          $10.0 billion
                        o 21 equity offerings raising $2.6 billion
                        o 14 corporate debt offerings raising $2.3 billion

          o PaineWebber's assets under management were $36.3 billion at the end of the quarter, a 3% decrease from last year.

PaineWebber also announced today that it has made a firm bid, subject to regulatory review, to purchase two structured floating rate securities from the PaineWebber Short-Term U.S. Government Income Fund, a mutual fund managed by its investment subsidiary, Mitchell Hutchins Asset Management Inc. This bid to purchase these securities is for an aggregate price of approximately $180 million, their current value as reflected by the Fund.

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Although these securities are U.S. government agency or AAA-rated and have attractive cash flows, due to the recent reduction in the size of the Fund, these securities now constitute an increased percentage of total assets. This transaction will permit the Fund to maintain an appropriate mix of investments based on the Fund's investment objectives and current size.

PaineWebber and Mitchell Hutchins also announced that Pacific Investment Management Company ("PIMCO") has agreed to act as a consultant to Mitchell Hutchins in connection with the Fund's portfolio. Founded in 1971, PIMCO is one of the largest specialty fixed income fund managers, with assets under management exceeding $50 billion, including $23.5 billion in mortgage-backed securities. Mitchell Hutchins will promptly seek board and shareholder approval to retain PIMCO as sub-advisor to Mitchell Hutchins in managing the Fund.

Paine Webber Group Inc., together with its subsidiaries PaineWebber Incorporated and PaineWebber International, serves the international investment and capital needs of a worldwide client base. The firm employs approximately 14,700 people in 283 offices worldwide. Total capital was $3.5 billion at June 30, 1994 and book value per share was $16.56. PaineWebber's total equity was $1.2 billion.


                             - Two Tables Follow -
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                           PAINE WEBBER GROUP INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                               Quarter Ended June 30,           Six Months Ended June 30,
                                                1994            1993                1994           1993
                                              -------------------------          -------------------------
REVENUES
  Commissions                                   $240,729       $239,980            $521,385       $482,111
  Interest                                       385,069        328,111             783,106        617,595
  Principal Transactions                          91,687        181,910             275,561        384,505
  Investment Banking                              59,140         96,597             156,734        198,286
  Asset Management                                89,589         77,419             180,972        150,755
  Other                                           36,135         30,919              67,039         52,385
                                              ----------     ----------          ----------     ----------

TOTAL REVENUES                                   902,349        954,936           1,984,797      1,885,637

  Interest Expense                               323,383        268,473             653,754        502,424
                                              ----------     ----------          ----------     ----------

NET REVENUES                                     578,966        686,463           1,331,043      1,383,213
                                              ----------     ----------          ----------     ----------

NON-INTEREST EXPENSES
  Compensation and Benefits                      344,729        388,568             776,443        783,878
  Office & Equipment                              56,399         50,685             111,825        102,232
  Communications                                  33,023         31,017              65,021         60,541
  Business Development                            21,544         23,000              43,551         41,698
  Professional Services                           22,471         15,846              40,801         29,158
  Brokerage, Clearing, &
    Exchange Fees                                 20,488         20,347              42,466         39,302
  Other Expenses                                 122,070         59,785             199,947        112,986
                                              ----------     ----------          ----------     ----------

TOTAL NON-INTEREST EXPENSES                      620,724        589,248           1,280,054      1,169,795
                                              ----------     ----------          ----------     ----------

EARNINGS (LOSS) BEFORE INCOME
  TAXES                                          (41,758)        97,215              50,989        213,418

PROVISION (BENEFIT) FOR INCOME
  TAXES                                          (16,703)        37,914              20,396         83,233
                                              ----------     ----------          ----------     ----------

NET EARNINGS (LOSS)                             ($25,055)       $59,301             $30,593       $130,185
                                              ==========     ==========          ==========     ==========


PREFERRED STOCK DIVIDENDS                             $0           $533                  $0         $1,066

EARNINGS (LOSS) APPLICABLE TO
  COMMON SHARES                                 ($25,055)       $58,768             $30,593       $129,119

EARNINGS (LOSS) PER SHARE
  PRIMARY *                                       ($0.35)         $0.74               $0.41          $1.62
  FULLY DILUTED *                                 ($0.35)         $0.69               $0.41          $1.53

WEIGHTED AVERAGE COMMON SHARES
  PRIMARY *                                   70,729,000     79,776,000          79,197,000     79,591,000
  FULLY DILUTED *                             70,729,000     86,484,000          80,603,000     86,535,000


* Retroactively adjusted to reflect a three-for-two common stock split in the form of a 50% stock dividend effective March 10, 1994 to stockholders of record on February 17, 1994.
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PAINE WEBBER GROUP INC.
QUARTERLY STATISTICAL SUPPLEMENT [UNAUDITED]



                                                    2Q94              1Q94              4Q93              3Q93               2Q93
- -----------------------------------------------------------------------------------------------------------------------------------
ROE Common                                         (8.2%)            18.1%             19.7%             21.0%              22.5%

Pre-Tax Margin                                     (7.2%)            12.3%             12.6%             13.5%              14.2%
- -----------------------------------------------------------------------------------------------------------------------------------
E.P.S. [fully diluted]                            ($0.35)            $0.70             $0.72             $0.72              $0.69

Fully Diluted Shares [Millions]                     70.7              81.3              79.3              84.7               86.5

Dividends Paid Per Common Share                    $0.12             $0.12             $0.10             $0.10              $0.10

Book Value Per Common Share                       $16.56             $16.96            $16.29            $15.54             $15.59

Common Shares Outstanding [Millions]                76.1              76.7              77.0              73.9               73.7
- -----------------------------------------------------------------------------------------------------------------------------------
Total Capital [$Billion]                           $3.53             $3.51             $3.13             $2.79              $2.86

Total Shareholders Equity [$Billions]              $1.21             $1.25             $1.20             $1.15              $1.20
- -----------------------------------------------------------------------------------------------------------------------------------
Assets Under Control [$Billions]                  $138.5            $136.9            $139.1            $133.9             $127.8

Assets Under Management [$Billions]                $36.3             $37.4             $38.9             $38.9              $37.6
  Money Market Funds                                13.5              13.6              12.8              13.0               12.9
  Long Term Mutual Funds                            10.6              12.0              12.7              11.8               10.5
  Institutional and Other                           12.2              11.8              13.4              14.1               14.2

Wrap Fee Assets [$Billions]                         $6.3              $6.0              $5.8              $5.4               $4.9
- -----------------------------------------------------------------------------------------------------------------------------------
Recurring Fees (YTD Annualized)                     $443              $446              $392              $378               $367
                [$Millions]

Recurring Fees/Fixed Expenses                        51%               54%               54%               50%                49%
                [Percent]
- -----------------------------------------------------------------------------------------------------------------------------------
Employees                                         14,700            14,650            14,400            14,200             13,900

Investment Executives                              5,500             5,475             5,380             5,300              5,200

Sales Offices                                        283               282               281               272                275

                                                                         7/21/94